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                                                                       Exhibit 1

                             UNDERWRITING AGREEMENT

                                                                   June 19, 1995


Bankers Trust New York Corporation
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006

Dear Sirs:

          We, as Underwriter, understand that Bankers Trust New York Corporation, a New York corporation (the "Corporation"), proposes to issue and sell $75,000,000 aggregate principal amount of its 7-1/2% Subordinated Notes due 2010 (the "Securities") to us. The terms of the Securities are set forth in the Registration Statement and Basic Prospectus referred to in the provisions incorporated herein by reference, as supplemented by a Prospectus Supplement dated June 19, 1995. The Securities will be issued pursuant to an Indenture, dated as of April 1, 1992, as amended as of January 15, 1993 by the First Supplemental Indenture thereto (as so supplemented, the "Indenture"), between the Corporation and Marine Midland Bank (formerly Marine Midland Bank, N.A.), as trustee (the "Trustee").

          All the provisions contained in the document entitled Bankers Trust New York Corporation Debt Securities Underwriting Agreement Standard Provisions (September 1993), a copy of which we have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; provided that White & Case shall act as counsel for the Underwriter pursuant to Section V(c) therein.

          Subject to the terms and conditions set forth herein or incorporated by reference herein, the Corporation hereby agrees to sell and we hereby agree to purchase the aggregate principal amount of Securities set forth opposite our name in Schedule I hereto at 97.735% of their principal
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amount plus accrued interest, if any, from June 22, 1995 to the date of payment and delivery.

          We will pay for such securities in immediately available funds against delivery thereof at the offices of the Corporation, 130 Liberty Street, New York, New York, at 10:00 A.M. (New York City time) on or about June 22, 1995, such time being referred to herein as the "Closing Date". The Securities shall be delivered through the facilities of The Depository Trust Company Same Day Funds Settlement System.

          Please confirm your agreement by having an authorized officer sign four copies of this Agreement in the space set forth below and by returning the four signed copies to us.

                                       Very truly yours,

                                       MERRILL LYNCH & CO.

                                       Merrill Lynch, Pierce,
                                        Fenner & Smith Incorporated



                                       By: /s/ Patricia Verrilli
                                           ---------------------------------
                                           Name:  Patricia Verrilli
                                           Title: Director

Accepted:

BANKERS TRUST NEW YORK CORPORATION



By: /s/ Duncan Hennes
    ------------------------------
    Name:  Duncan Hennes
    Title: Senior Vice President


                                     - 2 -
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                                                                      SCHEDULE I


                                                      AGGREGATE PRINCIPAL
NAME OF UNDERWRITER                                   AMOUNT OF SECURITIES
- -------------------                                   --------------------


Merrill Lynch, Pierce, Fenner &
Smith Incorporated                                            $75,000,000

                                                              ___________
                                                              $75,000,000